EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of (Nos. 333-87748 and 333-87750) of Smith & Wesson Holding Corporation and its subsidiaries of our report dated July 13, 2004 relating to the financial statements of Smith & Wesson Holding Corporation, which appears in this Annual Report on Form 10-K.

/s/	PricewaterhouseCoopers LLP

Hartford, Connecticut
July 13, 2004